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                                                                    EXHIBIT 99.1




                             HUNTWAY PARTNERS, L.P.
                               25129 The Old Road
                            Newhall, California 91381

                             PROXY/POWER-OF-ATTORNEY

           THIS PROXY/POWER-OF-ATTORNEY IS SOLICITED ON BEHALF OF THE
                       GENERAL PARTNERS OF THE PARTNERSHIP

         The undersigned hereby appoints Juan Y. Forster and Warren J. Nelson, and each of them, as Proxies and Attorneys-in-Fact, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned limited partner at the Special Meeting of Limited Partners to be held on _______, 1998 at 10:00 a.m., local time, at the Partnership's headquarters at 25129 The Old Road, Newhall, California 91381, or any postponement or adjournment thereof, and to vote as indicated below.

         1.       Proposal to approve the Agreement and Plan of Merger

                         [ ] FOR      [ ] AGAINST       [ ] ABSTAIN


         2.       Proposal to approve the 1998 Stock Plan

                         [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 and 2.

           (Continued, and to be signed and dated, on the other side)


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     Please sign exactly as name appears below. If you are signing as a trustee or in another representative capacity, please give full title as such.






DATED:  _________________, 1998           ____________________________________
                                                       Signature


PLEASE MARK, DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE ON OR BEFORE __________, 1998.